Exhibit 99-1

Contact:          Clyde Forbes
771-4802

RGE ANNOUNCES 2003 FINANCIAL RESULTS

FOR IMMEDIATE RELEASE

          Rochester, NY, January 30, 2004 - Rochester Gas and Electric Corporation (RG&E), a subsidiary of Energy East Corporation [NYSE:EAS], today announced the following financial results.

          Earnings available for common stock for the 12 months ended December 31, 2003 were $26.8 million, down $19.6 million from the $46.4 million of earnings available for common stock for the 12 months ended December 31, 2002. This represents a return on equity of 3.5% for 2003 compared to 6.0% for 2002.

           "These financial results clearly show the company's financial distress," said Jim Laurito, RG&E's president. "If this trend continues, we will no longer be able to invest in the people and infrastructure necessary to provide safe, secure, and reliable service."

          The primary reason for earnings decline in 2003 was the negative effect of the New York Public Service Commission's March 2003 rate order for RG&E. Among other things, the PSC order required a $16 million electric revenue requirement reduction and a $16 million increase in the amortization of previously deferred costs. The PSC also credited to customers $55 million of electric earnings that, according to the PSC, exceeded a preset level under the five-year rate plan that expired on June 30, 2002. The net result of this decision was to reduce RG&E's earnings by an estimated $30 million.

          Other factors influencing the change in earnings were increased natural gas deliveries primarily due to colder winter weather in the first quarter of 2003, resulting in a benefit of $14 million, and a $9 million benefit due to the writedown of software development costs in 2002.

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About RG&E: RG&E is a wholly owned subsidiary of RGS Energy Group Inc., which is wholly owned by Energy East Corporation. Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships.

"Safe Harbor" Statement under the Private Securtities Litigation Reform Act of 1995: Statements in this press release regarding RG&E's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of the risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in RG&E's Annual report on Form 10-K for the year ended December 31, 2002.